6/6/2014

Mr. Michael Flanagan
[***]
[***]

Dear Michael:

It is a pleasure to extend this offer of employment to you for the position of Chief Operating Officer and Chief Financial Officer of Naked Inc. This is a full time position reporting to the Chief Executive Officer of Naked Brand Group, Inc.

  You will receive an annual base salary of $200,000.
  You will be granted options equal to 1.5% of the fully diluted ownership of the Company with a strike price equal to the fair market value on the date of the approval of the grant by the Board of Directors of the Company. The options will vest at the rate of 25% per year starting one (1) year after your employment commencement date. In the event of a change of control (as defined in the option plan), your options will accelerate and become fully vested.
  You will be enrolled in the Company’s benefit’s programs as and when you meet the eligibility requirements, subject to the plans’ terms as amended from time to time.
  Vacation equal to 4 weeks a year, with the understanding that you will not take more than 2 weeks vacation in any 6 month period without the written permission of the CEO.
  Severance pay equal to three (3) months base salary in the event Naked Inc. should terminate your employment during your first twelve (12) months of employment for any reason other than “cause”. This severance amount shall increase to six (6) months base salary on your one (1) year anniversary and nine (9) months base pay on your three (3) year anniversary.

  Confidentiality, Intellectual Property, Rights Assignment, and Non- Solicitation: You will sign company forms covering this provision in conjunction with the start of your employment.
  Immigration Status: You must provide a copy of Form INS I-9 along with proper identification, documenting that you are authorized to work in the United States within 3 business days from DATE. Your employment is contingent upon your ability to document that you are authorized to work in the United States. Your employment (or continued employment) may be contingent upon a satisfactory background/reference check. Naked will provide separate documents to you for your review and signature in connection with the background/reference check. Before Naked conducts a background check, the Company will provide you with the required information and documents for authorization.
  Employment at Will: At all times during your employment, you will be an employee "at-will." This means that either you or the Company may terminate the employment relationship for any reason or no reason, at any time, with or without cause or notice. Please be advised that the at-will status of your employment may not be modified except by a written agreement between you and a duly authorized officer of Naked and signed by both you and a duly authorized officer of Naked. Also, please note in particular that nothing in this letter changes your status as an at-will employee of the Company or guarantees your employment for any length of time.

By your signature below, you acknowledge that there have been no other representations or arrangements regarding your employment other than those set forth in this offer letter, and the terms of this offer letter may not be modified, altered, or changed except upon the express written consent of both you and the CEO of the Company.

Michael, I want to welcome you to Naked, Inc. and invite you to sign below, indicating your acceptance of this position. Naked Brand Group, Inc. expects to grow significantly over the next several years. We fully expect that the successful application of your operational and financial skills will contribute greatly to that growth. If you have any questions please do not hesitate to contact me.

Please return one copy of the letter to my attention at the address below keeping another for your records.

Naked Brand Group, Inc.

Very Truly Yours,

/s/Joel Primus

Joel Primus
President & Chief Executive Officer, Naked Brand Group, Inc.

Accepted by /s/Michael Flanagan                                                      Date June 6, 2014

Anticipated Start Date: 6/9/2014